FOR IMMEDIATE RELEASE

                                      Investor Contact:     Helen M. Wilson
                                                            (441) 299-9283
                                      Media Contact:        Wendy Davis Johnson
                                                            (441) 299-9347

     HAMILTON, Bermuda--(BUSINESS WIRE)--Oct. 24, 2001--ACE Limited (NYSE:ACE) announced today that it intends, subject to market and other conditions, to commence a public offering of approximately $1 billion of its ordinary shares, plus up to an additional $150 million of ordinary shares to cover over-allotments. Salomon Smith Barney Inc. (sole book-running manager), J.P. Morgan Securities Inc. and Banc of America Securities LLC will act as managers for the offering.

    ACE expects to use the net proceeds of the offering of the ordinary shares to take advantage of opportunities in the global insurance and reinsurance markets becoming available as a result of recent events which have depleted industry capital and materially accelerated demand for insurance and reinsurance. ACE intends to deploy the new capital by, among other things, expanding its net underwriting capacity, either through internal growth and/or through acquisitions of lines of business or companies.

    Copies of the prospectus, including the prospectus supplement, may be obtained when available from Salomon Smith Barney, Brooklyn Army Terminal, 140 58th Street, 5th Floor, Brooklyn, NY 11220 (telephone: 718-765-6732).

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the ordinary shares that ACE intends to offer, has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

    The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The ACE Group conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at http://www.acelimited.com

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in these statements. Stock and bond market activity, as well as competition in the industry, levels of new and renewal business achieved, market acceptance, the frequency of unpredictable catastrophic events and economic, market, regulatory, Lloyd's, insurance and reinsurance business conditions and other factors identified in the Company's filings with the Securities and Exchange Commission could affect the forward-looking statements contained in this press release. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.